UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
(Amendment No.2)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2022
PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9740 Scranton Road
San Diego, CA 92121
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (858) 404-8800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	PSMT	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

PriceSmart, Inc., a Delaware corporation (“PriceSmart” or the “Company”), is filing this Amendment No. 2 to Form 8-K to report that on March 22, 2023 the Company entered into an Amended and Restated Employment Agreement with John D. Hildebrandt in connection with his previously announced promotion to President and Chief Operating Officer.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c) Appointment of President
PriceSmart previously announced that John D. Hildebrandt had been appointed President and Chief Operating Officer, effective December 9, 2022. On January 26, 2023, the Compensation and Human Capital Committee of the Board of Directors of the Company (the “Compensation Committee”) approved increased compensation for Mr. Hildebrandt associated with his promotion from Executive Vice President and Chief Operating Officer to President and Chief Operating Officer, retroactive to December 9, 2022. Under his increased compensation, Mr. Hildebrandt’s salary increased to $850,000 per year, with a target annual cash incentive award of $638,000 and an annual equity incentive award equal to $1.5 million.
On March 22, 2023, the Company entered into an Amended and Restated Employment Agreement with Mr. Hildebrandt reflecting the economic terms previously approved by the Compensation Committee and described above. The Amended and Restated Employment will automatically renew each year unless either the Company or Mr. Hildebrandt provides at least 60 days’ notice that the Company or executive, as the case may be, wishes to terminate the agreement. The Amended and Restated Employment Agreement specifies that the base salary reflected therein may be increased, but not decreased, at the Company’s discretion. The Amended and Restated Employment Agreement states that Mr. Hildebrandt is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to senior executives of the Company under the Company’s benefit practices and plans.
In addition to termination at the end of the term if one party elects to terminate the agreement, Mr. Hildebrandt may terminate his employment on 60 days’ prior written notice. The Company may terminate Mr. Hildebrandt’s employment with cause upon immediate notice or without cause upon 30 days’ prior written notice. In the event that (i) the Company terminates Mr. Hildebrandt’s employment without “cause”; (ii) upon termination due to Mr. Hildebrandt’s “disability”; (iii) Mr. Hildebrandt terminates his employment for “good reason”; or (iv) the Company elects to cause the non-renewal of the employment agreement such that it expires at the end of its then-current term, subject to Mr. Hildebrandt providing a release to the Company, Mr. Hildebrandt will be entitled to:
•payment of an amount equal to one times base salary then in effect, payable in 24 equal installments over a period of 12 months,
•continued contribution of the premium cost for Mr. Hildebrandt’s and his eligible dependents’ participation in the Company’s group health plan for 12 months,
•payment of any accrued but any unpaid bonus for year prior to termination and a pro rata bonus earned for the year of termination (payable when all other bonuses are paid), and
•solely in the case of a termination of Mr. Hildebrandt’s employment by the Company without “cause” at a time when Robert Price is not serving as the Company’s Chief Executive Officer, all equity awards granted to Mr. Hildebrandt will, to the extent then unvested, vest in accordance with the following: (a) 100% of all service-based equity awards will vest as of the termination date; and (b) the service component of vesting of performance-based equity awards shall be deemed satisfied such that, subject to the determination of the Compensation Committee that the performance criteria for such equity awards have been satisfied, all performance-based awards shall vest at the applicable level of vesting achieved pursuant to the terms of such equity awards based on the Company’s performance upon the later of (i) the termination date and (ii) the date on which the Compensation Committee determines that such performance criteria have been met.
Upon Mr. Hildebrandt’s death, Mr. Hildebrandt’s estate will be entitled to receive continued contribution of the premium cost for Mr. Hildebrandt’s eligible dependents’ participation in the Company’s group health plan for 12 months and payment of any accrued but any unpaid bonus for any year prior to termination and a pro rata bonus for the year of termination (payable when all other bonuses are paid).
The Amended and Restated Employment Agreement also contains confidentiality provisions, restrictions on solicitation of employees and interference with the Company’s customers and contracts, and other terms and conditions customary to executive employment agreements.

The foregoing description is qualified in its entirety by the Amended and Restated Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Exhibits.
(d)The following exhibit is furnished herewith:

Exhibit No.	Description
10.1	Amended and Restated Employment Agreement dated March 22, 2023 between John Hildebrandt and the Company
104	The cover page from this Current report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2023	/s/ FRANCISCO VELASCO
Francisco Velasco Executive Vice President, General Counsel and Secretary